Exhibit 99.1

Expedia, Inc. Announces New CEO
Mark Okerstrom to Succeed Dara Khosrowshahi; Khosrowshahi to remain on Expedia board

Bellevue, WA, August 30, 2017-Expedia, Inc. (NASDAQ: EXPE) today announced that its Board of Directors has approved the appointment of Mark Okerstrom, currently Chief Financial Officer and Executive Vice President of Operations, to succeed Dara Khosrowshahi as President and CEO of Expedia. Mr. Okerstrom will also join Expedia’s Board of Directors, and Mr. Khosrowshahi will continue to be a member of Expedia’s Board of Directors.

Expedia Chairman Barry Diller said, “We all wish Dara Khosrowshahi the best good fortune as Uber’s CEO. I think we are both proud that he leaves behind such a talented organization. Our Leadership Team, over 12 strong, is as substantial a group of executives as I’ve ever worked with. Prior to Dara leaving, Mark Okerstrom was his principal partner in operating the Company - and therefore this transition is as natural as water flowing down a snow-packed mountain. There was no other candidate that the Board considered. Under Mark’s leadership, surrounded by his excellent and tenured executive team, I’m confident we’ll continue to grow and prosper.”

Dara Khosrowshahi said, “Mark has been by my side through every major milestone in this Company for much of the last 11 years and I’m passing these reins into the best hands. He is a tireless, strategic, and steadfast leader who has pushed me to be my best self while having Expedia, Inc.’s best interests front and center at every step. I am incredibly excited to watch Expedia continue to flourish with his leadership.”

Mark D. Okerstrom has served as Expedia’s Executive Vice President, Operations, and Chief Financial Officer since September 2011, previously serving as its Secretary from October 2011 until April 2012. In his role as CFO, he held responsibility for all aspects of finance, including planning & analysis, accounting, tax, treasury, internal audit, procurement, real estate and investor relations, as well as corporate strategy and M&A for Expedia, Inc. Mr. Okerstrom’s role was expanded in 2014, adding responsibility for the Company’s eCommerce Platform Group which includes centralized technology, payments, risk, and global customer operations.

Mr. Okerstrom served as Senior Director, Corporate Development and Strategy, Vice President of Corporate Development and Strategy, and Senior Vice President of Corporate Development from 2006, when he joined, to 2011.

Prior to joining Expedia, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, he practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London.

Mr. Okerstrom holds an MBA degree from Harvard Business School and a law degree from the University of British Columbia.

Expedia will hold a press conference this afternoon. Please contact the communications team at press@expedia.com for information.

About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 41 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO®, VacationRentals.com® and BedandBreakfast.com® brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz® and CheapTickets®, leading U.S. travel websites, as well as ebookers®, a full-service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 235 retail travel agency franchises across North America

•	SilverRail Technologies, Inc., a global rail retail and distribution platform connecting rail carriers and suppliers to both online and offline travel distributors

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